Exhibit 99.1


    Investor Relations Contact:                 Public Relations Contact:
    Meredith Mendola                            Joe Gavaghan
    781-370-6151                                781-370-5074
    mmendola@ptc.com                            jgavaghan@ptc.com


                  PTC Reports Fiscal 2004 First Quarter Results

      - Company Achieves Operating Profit, Excluding Restructuring Charges;
                       Net Loss Narrows 30% Sequentially -

NEEDHAM, Mass., January 21, 2004 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue totaling $156.8 million for the first quarter ended January 3, 2004, compared with $172.0 million for the same period last year. Revenue declined 4% sequentially, from $163.7 million in the fourth quarter of fiscal 2003.

Net loss for the first quarter was $26.5 million, or $0.10 per share, compared to a net loss of $11.4 million, or $0.04 per share, for the year-ago period. On a sequential basis, net loss declined 30% from $38.0 million, or $0.14 per share, in the fourth quarter of 2003. Operating loss was $21.1 million in the first quarter of 2004, compared to $9.7 million in the year-ago period, and $31.9 million in the fourth quarter of 2003. The first quarter net and operating losses include restructuring charges of $21.6 million, while there were no restructuring charges in the year-ago period, and there were $15.8 million of restructuring charges in the fourth quarter of 2003. Cash and investments were $190.1 million at the end of the first quarter.

"This quarter, we removed more than $20 million from our expense structure, and reached an important milestone in our plan to return to profitability by achieving an operating profit, excluding restructuring charges," said C. Richard Harrison, president and chief executive officer. "We accomplished this earlier than expected through strong execution of the cost reduction program we announced in 2003. With about 80 percent of this reduction program complete, we have gained significant operating leverage in our business."

Total design solutions revenue for the first quarter was $113.9 million, which was down 4% from the fourth quarter. Design solutions license revenue was $29.8 million, compared with $33.8 million in the fourth quarter. Although there was a decline in revenue from product upgrades and new high-end seats, PTC's low-end seat sales continued to grow, as a result of improved channel performance. Additionally, PTC's existing customers continue to show strong adoption of Pro/ENGINEER Wildfire; an estimated 37% of Pro/ENGINEER customers have migrated to the new version.

Total Windchill revenue in the first quarter was $42.9 million, which was down 6% from the fourth quarter. Windchill license revenue was $13.7 million, compared with $16.1 million in the prior quarter. Windchill Link solutions license revenue represented 36% of overall Windchill license revenue, due in part to lower revenue from upgrades to the Flex 3C package that includes both Pro/ENGINEER Wildfire and Windchill Link solutions.

"During the quarter, we won several important, competitive deals that underscore PTC's leadership position in the PLM space," continued Harrison. "By transforming our product and service offerings into an integral product development system that is easier to use and implement, we have significantly improved our ability to help customers create value through product development initiatives."

In the first quarter, PTC received orders from leading manufacturing organizations such as Airbus Industrie, Boeing, Bosch, Boston Scientific, Deere & Co., Hino Motors, Itochu Techno-Science Corporation, Nypro Inc., the U.S. Army, and Volkswagen. Additionally, orders from our reseller channel resulted in $13.4 million in license revenue during the quarter, a 45% sequential increase.

Second Quarter 2004 Financial Outlook
PTC's revenue forecast for the second quarter of fiscal 2004 is between $150 million and $160 million. As a result of the continued execution of PTC's cost reduction plan, the Company expects to incur a restructuring charge of approximately $15 million in the second quarter. Net loss per share is expected to be between $0.05 and $0.09.

The Company will provide detailed financial information and an outlook update on its first quarter results conference call and live webcast on January 21, 2004 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-455-5419 (in the U.S.) or +1-630-395-0030 (international).
Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on January 26, 2004. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-220-0205.

The Company's unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the first quarter are attached.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world's largest software company with a total commitment to product development and product lifecycle management (PLM). The Company services more than 35,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the growth of the PLM market and our ability to facilitate our customers' understanding of the benefits of our PLM solutions, including return on investment, ease of use, and value creation; the acceptance of Pro/ENGINEER Wildfire and our Windchill Link Solutions, both as stand-alone products and as an integral product development system; our ability to efficiently manage our sales channels, including utilizing a diverse group of geographically dispersed resellers by effectively coordinating joint activities (including sales, marketing, implementation, support and customer service); the effective execution of our cost reduction initiatives while minimizing organization disruption and achieving revenue targets; and the effects of a weak IT spending environment which has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                            Three Months Ended
                             ---------------------------------------------------
                                      January 3,              December 28,
                                         2004                     2002
                             ---------------------------------------------------

Revenue:
 License                           $   43,517               $   51,477
 Service                              113,293                  120,490
                             ---------------------------------------------------
Total revenue                         156,810                  171,967
                             ---------------------------------------------------

Costs and expenses:
 Cost of license revenue                2,127                    2,645
 Cost of service revenue               50,020                   48,630
 Sales and marketing                   58,185                   81,443
 Research and development              29,579                   31,900
 General and administrative            14,960                   15,523
 Amortization of other
  intangible assets                     1,409                    1,481
 Restructuring charge                  21,620                       -
                             ---------------------------------------------------
Total costs and expenses              177,900                  181,622
                             ---------------------------------------------------


Operating loss                        (21,090)                  (9,655)
 Other income (expense), net             (490)                    (565)
                             ---------------------------------------------------
Loss before income taxes              (21,580)                 (10,220)
Provision for income taxes              4,957                    1,170
                             ---------------------------------------------------
Net loss                           $  (26,537)              $  (11,390)
                             ===================================================

Loss per share:
 Basic                             $    (0.10)              $    (0.04)
 Diluted                           $    (0.10)              $    (0.04)
Weighted average shares
 outstanding                          266,422                  262,584

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                            January 3,          September 30,
                                               2004                 2003
                                       -----------------------------------------

ASSETS


Cash and investments                      $   190,055          $   205,312
Accounts receivable, net                      138,529              140,151
Property and equipment, net                    67,807               73,563
Goodwill and other intangibles, net            51,289               51,851
Other assets                                  116,002              106,813

                                       -----------------------------------------
Total assets                              $   563,682          $   577,690
                                       =========================================

LIABILITIES AND STOCKHOLDERS' EQUITY


Deferred revenue                          $   183,563          $   173,015
Other liabilities                             210,104              209,517
Stockholders' equity                          170,015              195,158

                                       -----------------------------------------
Total liabilities and stockholders'
 equity                                   $   563,682          $   577,690
                                       =========================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)




                                                 Three Months Ended
                                       -----------------------------------------
                                            January 3,          December 28,
                                               2004                 2002
                                       -----------------------------------------
 Cash flows from operating activities:

  Net loss                                $   (26,537)         $   (11,390)
  Depreciation and amortization                 9,562               10,835
  Other                                           962               10,030
                                       -----------------------------------------
 Net operating cash flow                      (16,013)               9,475

 Capital expenditures                          (2,896)              (4,843)
 Other investing and financing activities         341                   21
 Foreign exchange impact on cash                3,311                  214
                                       -----------------------------------------

 Net change in cash and investments           (15,257)               4,867
 Cash and investments, beginning
  of period                                   205,312              210,414
                                       -----------------------------------------
 Cash and investments, end of period      $   190,055          $   215,281
                                       =========================================